CERTIFICATE OF DESIGNATION OF
                  PREFERENCES AND RIGHTS OF
         SENIOR REDEEMABLE PREFERRED STOCK, SERIES B
                 (PAR VALUE $.01 PER SHARE)

                             OF

                 RENAISSANCE COSMETICS, INC.

                       _______________

               Pursuant to Section 151 of the
               General Corporation Law of the
                      State of Delaware

                       _______________


       RENAISSANCE COSMETICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors duly adopted a resolution on August 14, 1996, which approved the filing of this Certificate of Designation and which resolution remains in full force and effect as of the date hereof.

       Pursuant to such resolution and the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation of the
Corporation:

       1. CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

       "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.
For  the  purposes  of   this   definition,  "control"  (including,  with
correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

       "Agent Member" has the meaning specified in Section 16.

       "Board  of  Directors"   means  the  board  of  directors  of  the
Corporation or any committee authorized to act therefor.

       "Board Resolution" means a copy of a resolution certified pursuant to an officers' certificate to have been duly adopted by the Board of Directors of the Corporation or a Subsidiary, as applicable, and to be in full force and effect, and delivered to the Holder.

       "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open.

       "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

       "Cash Dividend Payment Date" means the earlier to occur of (i) the first Dividend Payment Date following August 15, 1999, and (ii) the first Dividend Payment Date following the first anniversary of the redemption in full of the Notes.

       "Change of Control" of the Corporation will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting power of the Corporation's Common Stock, (ii) prior to a Public Equity Offering, the Permitted Holders, collectively shall dispose of more than 50% of the shares of the Corporation's Common Stock owned by the Permitted Holders in the aggregate as of the date hereof (excluding dispositions made to another Permitted Holder), (iii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 35% of the total voting power of the Corporation's Common Stock, and the Permitted Holders together with the officers and employees of the Corporation beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Corporation than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation, (iv) there shall be consummated any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which the Common Stock of the Corporation would be converted into cash, securities or other property, other than a merger or consolidation of the Corporation in which the holders of the Common Stock of the Corporation outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger or (v) subsequent to a Public Equity Offering during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Corporation.

       "Change  of  Control Offer" has the meaning specified  in  Section
7(D).

       "Change of Control  Payment  Date"  has  the  meaning specified in
Section 7(D).

       "Change  of Control Purchase Price" has the meaning  specified  in
Section 7(D).

       "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

       "Consolidated Net Income" of the Corporation means, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication,
(i) all extraordinary gains and losses, net of taxes, (ii) the portion of net income (or loss) of such Person and its consolidated Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its consolidated Subsidiaries,
(iii) net income (or loss) of any Person combined with such Person or any of its subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains or losses (less all fees and expenses relating thereto), net of taxes, in respect of dispositions of assets other than in the ordinary course of business or (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders.

       "Corporation"  means  Renaissance   Cosmetics,  Inc.,  a  Delaware
corporation.

       "Corporation Common Stock" means the Common Stock, par value $.01 per share, of the Corporation.

       "Depositary" has the meaning specified in Section 16.

       "Disqualified Capital Stock" means any Capital Stock of the Corporation or a Subsidiary thereof which, by its terms (or by the terms of any equity security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the latest maturity date of the Notes or the maturity date of the Series B Preferred Stock, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Preferred Stock of a Subsidiary of the Corporation; PROVIDED, HOWEVER, that Preferred Stock of the Corporation or any Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a Change of Control of the Corporation or Subsidiary, which provisions have substantially the same effect as the provisions described in Section 7(C) shall not be deemed to be Disqualified Capital Stock solely by virtue of any such provisions.

       "Dividend Payment Date" means May 15, August 15, November 15 and February 15, commencing November 15, 1996, unless such day is not a Business Day, in which case the Dividend Payment Date shall be the immediately succeeding Business Day.

       "Dividend Rate" has the meaning specified in Section 3 hereof.

       "Dividend Record Date" means a day fifteen (15) days preceding the Dividend Payment Date.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Existing Credit Facility" means the Note Purchase Agreement, dated as of December 21, 1994, among the Corporation, Cosmar Corporation and Nomura Holding America Inc.

       "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

       "Global  Series  B Preferred Stock" has the meaning  specified  in
Section 16 hereof.

       "Holder" means a registered holder of shares of Series B Preferred
Stock.

       "Liquidation Preference" means $1,000 per share of Series B Preferred Stock plus, for purposes of Section 8 hereof, whether such share is issued or accrued, in each case, accrued and unpaid dividends, whether or not declared, if any, thereon through the date such Liquidation Preference is paid.

       "Net Proceeds" means (a) in the case of any sale of Capital  Stock
by   the   Corporation,  the  aggregate  net  proceeds  received  by  the
Corporation, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Corporation which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Corporation upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, E.G., on account of fractional shares and less all expenses incurred by the Corporation in connection therewith).

       "New Credit Facility" means any agreement or agreements evidencing indebtedness used to refinance the Existing Credit Facility.

       "Notes" means the securities that are issued under the Indenture and called the 13 3/4% Senior Notes due 2001, Series B, and the 13 3/4% Senior Notes due 2002.

       "Offer Period" has the meaning specified in Section 7(C).

       "Parity Stock" shall mean shares of the Corporation's Senior Redeemable Preferred Stock, Series C, the series into which the Series B Preferred Stock will exchange in the registered exchange offer or in a private exchange.

       "Permitted Holders" means (i) Kidd Kamm Equity Partners, L.P. or Thomas V. Bonoma, (ii) the heirs, executors, administrators testamentary, trustees, legatees or beneficiaries of Kidd Kamm Equity Partners, L.P. or Thomas V. Bonoma or of any person described in this clause (ii), (iii) a trust the beneficiaries of which include only persons described in clauses (i) and (ii) above and their respective spouses and lineal descendants, (iv) the general partner and each limited partner of Kidd Kamm Equity Partners, L.P. and (v) any Subsidiary of either Kidd Kamm Equity Partners, L.P. or Thomas V. Bonoma or both of them jointly.

       "Person"  means  any  individual,  corporation, partnership, joint
venture,   association,   joint-stock  company,   trust,   unincorporated
organization or other legal entity.

       "Physical Series B Preferred  Stock"  has the meaning specified in
Section 16 hereof.

       "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

       "Public Equity Offering" means a public offering by the Corporation of Corporation Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Corporation Common Stock.

       "Purchase Date" has the meaning specified in Section 7(C) hereof.

       "Redemption Date" when used with respect to any shares of Series B Preferred Stock means the date fixed for such redemption of such shares of Series B Preferred Stock pursuant to Section 6 hereof.

       "Redemption Notice" has the meaning specified in Section 6(C) hereof.

       "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Corporation (other than Parity Stock) or any Subsidiary of the Corporation or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Corporation or any Subsidiary of the Corporation (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or Cumulative Exchangeable Preferred Stock as dividends on the Cumulative Exchangeable Preferred Stock or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), (y) in the case of Subsidiaries of the Corporation, dividends or distributions payable to the Corporation or to a Wholly-Owned Subsidiary of the Corporation and (z) dividends payable in cash on the Corporation's Cumulative Exchangeable Preferred Stock if dividends on the Series B Preferred Stock shall have been paid in cash for the most recent quarterly period then ended), and (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Corporation or any of its Subsidiaries (other than
(x) Parity Stock, (y) Capital Stock owned by the Corporation or a Wholly-Owned Subsidiary of the Corporation, excluding Disqualified Capital Stock or (z) Capital Stock held by former employees of the Corporation or any of its Subsidiaries up to a maximum of $500,000 in aggregate amount during any consecutive twelve-month period after the date hereof (increased by the unused portion of such maximum amount from any prior and non-concurrent consecutive twelve-month period after the date hereof), not to exceed $2,000,000 in the aggregate).

       "Required Filing Date" has the meaning specified in Section 7(A) hereof.

       "SEC" means the United  States  Securities and Exchange Commission
as   constituted   from  time  to  time  or  any   successor   performing
substantially the same functions.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Series B Preferred Stock" means the Senior Redeemable Preferred Stock, Series B, par value $.01 per share, of the Corporation.

       "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business or legal entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business or legal entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity through the ownership of voting securities, by contract or otherwise or if in accordance with generally accepted accounting principles such entity is consolidated with the first-named Person for financial statement purposes.

       "Wholly-Owned Subsidiary" means any Subsidiary all of the outstanding voting securities (other than directors' qualifying shares or similiar DE MINIMIS shares required to be held by officers or directors in accordance with laws of foreign jurisdictions) of which are owned, directly or indirectly, by the Corporation.

       2. DESIGNATION. The series of preferred stock established hereby shall be designated the "Senior Redeemable Preferred Stock, Series B" (and shall be referred to herein as the "Series B Preferred Stock"), and the authorized number of shares of Series B Preferred Stock shall be 325,000 shares.

       3. DIVIDENDS. Holders will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable, at the option of the Corporation, in either cash, at a rate per annum (the "Dividend Rate") of 14.0% of the Liquidation Preference of each share of Series B Preferred Stock, or in additional shares of Series B Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends on any Dividend Payment Date through August 31, 2002, and only in cash thereafter; PROVIDED, HOWEVER, that in the event that the outstanding Notes are redeemed in full, dividends shall be paid in cash on the first Dividend Payment Date following the earlier of, one year from the date of
such redemption or on August 31, 2002; also provided that once the Corporation shall pay dividends in cash (other than in connection with a redemption or in lieu of fractional shares), it shall no longer have the option to pay dividends on the Series B Preferred in other than cash. In addition, if after August 15, 1999 or at any other time it is required to do so, the Corporation shall not pay dividends in cash, the Dividend Rate on each share of Series B Preferred Stock will increase by .25% during each quarter ended on the Dividend Payment Date on which non-cash payment occurs, unless such non-cash payment has occurred during more than four quarters, in which case the per annum dividend rate will be increased by 0.5% in each additional quarter in which such non-cash payment occurs, in each case, in excess of the rate otherwise payable; PROVIDED, HOWEVER, that at no time will the dividend rate on the Series B Preferred Stock exceed 17.00% per annum of the Liquidation Preference, including by reason of increases in Dividend Rates or any penalty resulting from the exercise of various options by the Corporation referred to herein other than a failure to comply with the Preferred Stock Registration Rights Agreement dated as of August , 1996. Dividends will be cumulative and will accrue from the date of issuance and be payable quarterly in arrears as provided in the immediately preceding sentence on each Dividend Payment Date, commencing on November 15, 1996. Dividends, whether or not earned or declared, will cumulate until declared and paid, when declaration and payment may be for all or part of the then-accumulated dividends. Each dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on each Dividend Record Date. Accrued and unpaid dividends, if any, shall not bear interest; PROVIDED, HOWEVER, that accrued and unpaid dividends payable in Series B Preferred Stock will accumulate dividends to the same extent as issued shares of Series B Preferred Stock. Dividends shall cease to accrue in respect of the Series B Preferred Stock on any Redemption Date with respect to Series B Preferred Stock redeemed on any such date. Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors of the Corporation to declare, or the Corporation to pay or set apart for payment, any dividends on shares of the Series B Preferred Stock at any time. Dividends in connection with any optional redemption pursuant to Section 6(A) or Change of Control Offer pursuant to Section 7(C) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 60 days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

       Notwithstanding anything to the contrary herein, the Corporation shall not issue fractional shares of Series B Preferred Stock as dividends on shares of Series B Preferred Stock. If any fraction of a share of Series B Preferred Stock would otherwise be required to be paid to the Holders pursuant to this Section 3, the Corporation shall, to the extent it is permitted to do so under the Indenture and all other agreements to which it is a party at such time, pay in lieu of such fractional share an amount in cash for such fractional share at a rate equal to $1,000 per whole share.

       4. RANKING. Upon filing of a Certificate of Elimination with respect to the Cumulative Exchangeable Preferred Stock, to be filed with the Secretary of State of the State of Delaware on the date hereof, the Series B Preferred Stock shall, with respect to dividend rights and distributions upon the liquidation, winding-up and dissolution of the Company, rank senior to all classes of Common Stock of the Corporation, the Cumulative Exchangeable Preferred Stock and to any other class or series of any class of Capital Stock of the Corporation, other than Parity Stock, whether now outstanding or issued hereafter. Except for the Parity Stock, the Corporation shall not create any class or series of Preferred Stock ranking PARI PASSU with or senior to the Series B Preferred Stock with respect to dividend rights and distributions on liquidation, winding-up and dissolution without the approval of Holders of a majority of the outstanding shares of Series B Preferred Stock and the outstanding Parity Stock (acting together as a single class and series).

       5. VOTING RIGHTS. Except as required by the General Corporation Law of the State of Delaware and as provided in Section 4 hereof, the Holders shall not be entitled to vote on any matter submitted to a vote of stockholders of the Corporation. Prior to each meeting of stockholders at which the Board of Directors are to be elected or pursuant to written consents of stockholders having like legal effect, Holders shall have the right (acting together with the holders of Parity Stock, as a single class and series) to nominate three candidates for directors on the Corporation's Board of Directors (the "Series B Preferred Stock Nominees"). The Corporation shall include one of the
Series B Preferred Stock Nominees in its nominations for the Corporation's Board of Directors, and use all reasonable commercial efforts to cause the election of such Series B Preferred Stock Nominee.

       6.   REDEMPTION.

       (A) OPTIONAL REDEMPTION. The Series B Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor) at the option of the Corporation in whole or, from time to time, in part, in the manner provided in Section 6(C) hereof at any time on or after September 1, 1999 at the redemption prices set forth below (expressed as percentages of aggregate Liquidation Preference) plus accrued and unpaid dividends (whether or not declared) to the Redemption Date if redeemed during the 12 month period beginning on September 1 of the years indicated below:

       YEAR                               PERCENTAGE

       1999                                   108%
       2000                                   106%
       2001                                   104%
       2002                                   102%

and on and after September 1, 2003 at 100% of the aggregate Liquidation Preference of the Series B Preferred Stock so redeemed, payable in cash to the Redemption Date. Notwithstanding the foregoing, the Corporation may redeem (pursuant to one or more redemptions) up to 35% of the aggregate Liquidation Preference of the Series B Preferred Stock and the Parity Stock (treated together as a single class and series) at any time prior to September 1, 1999 at a redemption price equal to 110% of the Liquidation Preference therefor, plus accrued and unpaid dividends thereon to the date of redemption, out of the Net Proceeds from one or more public offerings of common stock or preferred stock of the Corporation. Any such redemption will be required to occur on or prior to 120 days after the receipt of such net proceeds.

       (B) MANDATORY REDEMPTION. The Corporation shall be obligated to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series B Preferred Stock on August 31, 2006 at a redemption price equal to the Liquidation Preference thereof, payable in cash, plus accrued and unpaid dividends (whether or not declared), which shall also be paid in cash (whether or not otherwise payable in cash) to the Redemption Date.

       (C)  PROCEDURE FOR REDEMPTION.

      (i) In the event of a redemption of less than all of the outstanding Series B Preferred Stock and Parity Stock (treating both series as a single class and series), the shares so redeemed will be determined by the Corporation PRO RATA according to the number of shares held by each Holder and each holder of Parity Stock, or by lot, as determined by the Company except that the Company may redeem such shares of Series B Preferred Stock and Parity Stock held by any holder of fewer than 100 shares of either series (or shares held by any Holder who would hold less than 100 shares as a result of such redemption) as may be determined by the Company.

       (ii) The Corporation shall send a written notice of redemption (the "Redemption Notice") by first-class mail, postage prepaid, not fewer than thirty (30) days nor more than sixty (60) days prior to the applicable Redemption Date to each Holder as of the record date fixed for such redemption of Series B Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; PROVIDED, HOWEVER, that no failure to give such notice to any Holder or Holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

       (A) whether all or less than all the outstanding shares of Series B Preferred Stock are to be redeemed and the total number of shares of Series B Preferred Stock being redeemed;

       (B) the number of shares of Series B Preferred Stock held of record by that specific Holder that the Corporation intends to redeem;

       (C)  the applicable Redemption Date;

       (D) the manner and place or places at which payment for the shares called for redemption will, upon presentation and surrender to the Corporation of the Series B Preferred Stock Certificates evidencing the shares being redeemed, be made;

       (E) whether such redemption is conditioned upon the consummation of a simultaneous financing or any other condition; and

       (F) that dividends on the shares of Series B Preferred Stock being redeemed shall cease to accrue on the applicable Redemption Date.

       (iii) On the applicable Redemption Date, the full applicable redemption price shall become payable for the shares of

Series  B
Preferred Stock being redeemed on the applicable Redemption Date, subject to the consummation of a simultaneous financing or satisfaction of any other condition, if applicable. As a condition of payment of the applicable redemption price, each Holder of Series B Preferred Stock must surrender a Series B Preferred Stock Certificate or Certificates representing the shares of Series B Preferred Stock being redeemed by the Corporation in the manner and at the place designated in the applicable Redemption Notice. The full applicable redemption price for such shares properly tendered for payment shall be paid to the person whose name appears on such certificate or certificates as the owner thereof, on and after the applicable Redemption Date when and as certificates for the shares being redeemed are properly tendered for payment. Each surrendered Series B Preferred Stock Certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

       (iv) On the applicable Redemption Date, unless the Corporation defaults in the payment of the applicable redemption price, dividends will cease to accrue with respect to the shares of Series B Preferred Stock called for redemption. All rights of Holders of such redeemed shares will terminate except for the right to receive the applicable redemption price.

       7.   COVENANTS.

       (A)   SEC REPORTS.

       So long as any of the Series B Preferred Stock remains outstanding, whether or not the Corporation is subject to Section 13(a) or 15(d) of the Exchange Act, the Corporation shall provide to the holders of the Series B Preferred Stock the annual reports, quarterly reports and other documents which the Corporation would have been required to file with the SEC pursuant to such Sections 13(a) and 15(d) if the Corporation were so subject, such documents to be provided on or prior to the respective dates (the "Required Filing Dates") by which the Corporation would have been required so to file such documents if the Corporation were so subject. The Corporation shall also in any event within 15 days of each Required Filing Date transmit by mail to all Holders, as their names and addresses appear on the stock books of the Corporation, without cost to such Holders copies of the annual reports, quarterly reports and other documents which the Corporation would have been required to file with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Corporation were subject to such Sections.

      (B)   LIMITATION ON RESTRICTED PAYMENTS.

       The Corporation will not make, and will not permit any of its Subsidiaries to, directly or indirectly, make, any Restricted Payment; provided, however, that the Corporation shall be permitted to make
Restricted Payments to the extent that dividends on the Series B Preferred Stock shall have been paid in cash for the most recent quarterly period then ended and such Restricted Payments shall not in the aggregate exceed 50% of Consolidated Net Income from August 31, 1996 (or if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss) to the date of any such Restricted Payment.

       The provisions of this Section 7(B) shall not prohibit (i) the payment of any dividends, exchanges, repurchases and redemption of Series B Preferred Stock or Parity Stock in accordance with the terms hereof,
(ii) the retirement of any shares of Capital Stock of the Corporation by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of other shares of Capital Stock of the Corporation (other than Disqualified Capital Stock), (iii) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of other shares of Disqualified Capital Stock, (iv) the payment of management and advisory fees to Kidd Kamm Equity Partners, L.P. or its Affiliates in an amount that, when taken together with all such previous amounts paid since April 15, 1994, does not exceed an average annual amount of $675,000 or (v) the payment of any Restricted Payment within 60 days of declaration thereof if such payment was permitted when declared.

       (C)   CHANGE OF CONTROL.

       (a) Within 20 days of the occurrence of a Change of Control, the Corporation shall notify the holders of Series B Preferred Stock in writing of such occurrence and shall to the extent permitted under the Notes, the Existing Credit Facility, the New Credit Facility and all other long-term indebtedness of the Company or its Subsidiaries then outstanding, and provided that the obligation to do so does not result in the Series B Preferred Stock constituting disqualified stock under any such indebtedness and to the extent that the Company otherwise has legally available funds, make an offer to purchase (the "Change of Control Offer") the outstanding shares of Series B Preferred Stock at a purchase price equal to 101% of the Liquidation Preference plus any accrued and unpaid dividends thereon  to  the  Change  of Control Payment
Date (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this Section 7(C).

       (b) Within 20 days of the occurrence of a Change of Control, the Corporation also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of the Series B Preferred Stock, at the address appearing in the register maintained by the Corporation, in the case of the Series B Preferred Stock, a notice stating:

       (A) that the Change of Control Offer is being made pursuant to this Section 7(C) and Series B Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

       (B) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"));

       (C) that any share of Series B Preferred Stock not tendered will continue to accrue interest or dividends, as the case may be;

       (D) that, unless the Corporation defaults in the payment of the Change of Control Purchase Price, any Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends on and after the Change of Control Payment Date;

       (E) that holders accepting the offer to have their Series B Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the Series B Preferred Stock, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Series B Preferred Stock completed, to the paying agent or the Corporation at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

       (F) that holders will be entitled to withdraw their acceptance if the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series B Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such Series B Preferred Stock purchased;

       (G)  that  holders  whose  Series   B  Preferred  Stock  is  being
  purchased only in part will be issued new Series B Preferred Stock equal in Liquidation Preference to the unpurchased portion of the Series B Preferred Stock surrendered, provided that each share of Series B Preferred Stock purchased and each share of Series B Preferred Stock issued shall be in Liquidation Preference in denominations of $1,000 and integral multiples thereof;

       (H) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

       (I)  the name and address of the paying agent.

       On the Change of Control Payment Date, the Corporation shall, to the extent it has legally available funds therefore and to the extent otherwise lawful, (i) accept for payment, shares of Series B Preferred Stock or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent money sufficient to pay the purchase price of all shares of Series B Preferred Stock or portions thereof so tendered and (iii) deliver or cause to be delivered to the Corporation shares of Series B Preferred Stock so accepted together with an officers' certificate stating the shares of Series B Preferred Stock or portions thereof tendered to the Corporation. The paying agent shall promptly mail to each holder of Series B Preferred Stock so accepted payment in an amount equal to the purchase price for such shares of Series B Preferred Stock, and the Corporation shall execute and issue, and mail to such Holder, shares of Series B Preferred Stock equal in Liquidation Preference to any unpurchased portion of the Series B Preferred Stock surrendered; PROVIDED that each such share of Series B Preferred Stock shall be issued with a Liquidation Preference of $1,000 and in integral multiples thereof.

       To the extent the Corporation shall not make (or be prohibited from making whether by contract or applicable law) a Change of Control Offer and consummate or be prohibited from consummating such Change of Control Offer on the Change of Control Payment Date, the Dividend Rate shall be increased to 17.00% per annum per share of Series B Preferred Stock.

      (D) ADDITIONAL COVENANT. The Corporation will not elect to exercise its option to exchange, either in whole or in part, its Cumulative Exchangeable Preferred Stock for Notes without the prior consent of the holders of a majority in aggregate Liquidation Preference of the Series B Preferred Stock and Parity Stock, taken together as a single class and series.

       8.   PAYMENT ON LIQUIDATION.

      (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, Holders of Series B Preferred Stock and holders of Parity Stock (treated as a single class and series) will be entitled to receive an amount in cash equal to the Liquidation Preference, before any distribution is made on any Common Stock or other Preferred Stock of the Corporation. After payment of the full amount of the Liquidation Preferences to which they are entitled, Holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

       (B) For the purposes of this Section 8, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more corporations shall be deemed a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

       9. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by the General Corporation Law of the State of Delaware, shares of the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate may be amended from time to time) and in the Corporation's Restated Certificate of Incorporation, as amended. No shares of Series B Preferred Stock shall have any preemptive or subscription rights whatsoever as to any securities of the Corporation.

       10. REISSUANCE OF PREFERRED STOCK. Shares of Series B Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, except that any issuance or reissuance of shares of Series B Preferred Stock must be in compliance with this Certificate.

       11. BUSINESS DAY. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

       12.   HEADINGS  OF  SUBDIVISIONS.   The  headings  of  the  various
subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

       13. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

      14. NOTICE. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices (currently located at 955 Massachusetts Avenue, Cambridge, Massachusetts 02139).

       15. AMENDMENTS. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency provided that such amendment does not adversely
affect the rights of any Holder.   Any  provisions of this Certificate of
Designation may be amended by the Corporation with the written consent of holders representing a majority of the outstanding shares of Series B Preferred Stock and the Parity Stock, treated as a single series and class provided that such amendment shall be made concurrently with the certificate of designation relating to the Parity Stock.

       16.   BOOK-ENTRY  PROVISIONS  FOR  SERIES B PREFERRED  STOCK.
(a) Series  B Preferred Stock registered in global  form  ("Global

Series B Preferred Stock") will (i) be registered in the name of The Depository Trust Company (the "Depositary") or the nominee of such Depositary,
(ii) be  delivered  to  the Trustee as custodian for such Depositary  and
(iii) bear customary legends as required by the Depositary.

       Members of, or participants in, the Depositary ("Agent Members") shall have no rights hereunder with respect to any Global Series B Preferred Stock held on their behalf by the Depositary or its custodian, or under the Global Series B Preferred Stock, and the Depositary may be treated by the Corporation and any agent of the Corporation as the absolute owner of the Global Series B Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation or any agent of the Corporation from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Series B Preferred Stock.

       (b) Transfers of Global Series B Preferred Stock shall be limited to transfer in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in the Global Series B Preferred Stock may be transferred or exchanged for physical Series B Preferred Stock (the "Physical Series B Preferred Stock") in accordance with the rules and procedures of the Depositary. In addition, Physical Series B Preferred Stock shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Series B Preferred Stock if the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for any Global Series B Preferred Stock and a successor depositary is not appointed by the Corporation within 90 days of such notice.

       (c) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Series B Preferred Stock to beneficial owners pursuant to paragraph (b), the Corporation shall (if one or more Physical Series B Preferred Stock Certificates are to be issued) reflect on its books and records the date and a decrease in the amount of shares of the Global Series B Preferred Stock in an amount equal to the amount of shares of the beneficial interest in the Global Series B Preferred Stock to be transferred, and the Corporation shall execute one or more Physical Series B Preferred Stock Certificates of like tenor and amount.

       (d) In connection with the transfer of Global Series B Preferred Stock as an entirety to beneficial owners pursuant to paragraph (b), the Global Series B Preferred Stock shall be deemed to be surrendered  to the
Corporation for cancellation, and the Corporation shall execute and deliver to each beneficial owner identified by the Depositary in writing in exchange for its beneficial interest in the Global Series B Preferred Stock an equal aggregate amount of shares of Physical Series B Preferred Stock of authorized denominations.

       (e) Any Physical Series B Preferred Stock delivered in exchange for an interest in Global Series B Preferred Stock pursuant to paragraph
(b), (c) or (d) shall, except as otherwise provided herein, bear an appropriate legend, if required.

       (f) The Holder of any Global Series B Preferred Stock may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take hereunder.

       (g) Notwithstanding anything to the contrary herein, all transfers of interests in Global Series B Preferred Stock must be made to a "qualified institutional buyer" as such term is defined in Rule 144A promulgated under the Securities Act.

       The Corporation will, so long as any shares of Series B Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

       IN WITNESS WHEREOF, Renaissance Cosmetics, Inc. has caused this Certificate of Designation of Preferences and Rights of its Series B Preferred Stock to be signed and attested by its duly authorized officers, this 15th day of August, 1996.


                                         RENAISSANCE COSMETICS, INC.



                                        By: /s/ John R. Jackson
                                           ------------------------

                                          Name: John R. Jackson
                                               --------------------
                                          Title: Vice President
                                                -------------------

ATTEST:


By: /s/ Thomas Kaung
   -----------------
    Name: Thomas Kaung
         -------------
    Title: Group Vice President
          ---------------------